EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Carolyn Gay
Vice President, Financial Accounting Officer
Intermountain Community Bancorp
(509)944-3888
carolyng@panhandlebank.com
INTERMOUNTAIN COMMUNITY BANCORP (IMCB) ANNOUNCES
RECORD EARNINGS FOR 2006 AND FOURTH QUARTER EARNINGS
Sandpoint, Idaho, February 28, 2007 — Intermountain Community Bancorp (OTCBB — IMCB.OB), the largest locally owned state bank in Idaho, announced today record performance for the year ended December 31, 2006. Net income during 2006 was $9.2 million, up 23.0% over the $7.5 million net income reported for 2005. In achieving this increase, IMCB experienced strong growth in assets to a record $919.9 million, an increase of 25.4%. Loan balances increased by 19.7% and deposit balances increased by 16.1%. Earnings per fully diluted share increased by 10.3% to $1.18 per share for the year ended December 31, 2006, compared to $1.07 for the year ended December 31, 2005. The 2005 earnings per basic and fully diluted share have been adjusted for the 10% common stock dividend which was effective in May 2006.
“2006 was a momentous, but challenging year for Intermountain Community Bancorp,” commented Curt Hecker, President and CEO. “As we celebrated our 25th anniversary, we laid a strong foundation for continued growth and excellence by entering several new markets, adding market share in existing communities, and improving our operational infrastructure. We also completed our first year under the expanded Sarbanes Oxley 404 internal control requirements and focused our efforts on meeting increased regulatory requirements in other areas. Given these challenges, I am excited that we were able to continue producing strong asset growth and record net earnings,” he added. “This performance is attributable to our outstanding staff who focus their collective energy, experience and passion to increase customer loyalty, community goodwill and shareholder value every single day.”
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Highlights:
▪	Net income for the year ended December 31, 2006 totaled $9.2 million, a 23.0% increase over the previous year

▪	Total assets increased 25.4% year over year to a record $919.9 million

▪	Book value per share increased 19.1% over 2005 year end to $10.58 per share

▪	Loan balances increased by 19.7% over 2005

▪	Deposit balances increased by 16.1% compared to December 31, 2005

▪	2006 fully diluted earnings per share increased to $1.18, a 10.3% increase compared to the year ended December 31, 2005

▪	In September 2006, IMCB acquired Premier Financial Services, which now operates under the name Intermountain Community Investment Services and offers a full range of investment and brokerage services to our customers

▪	The bank constructed its new Canyon Rim branch in Twin Falls, Idaho, which opened in September 2006

▪	IMCB broke ground on the 94,000 square-foot Sandpoint Financial and Technical Center, which will serve as the company’s new headquarters

▪	The bank started construction on a new 16,000 square-foot branch facilty in Spokane Valley, Washington, which will house business banking, mortgage and administrative functions
Key Financial Results ($ in thousands, except per share data):

Balance Sheet	Dec 31, 2006	Dec 31, 2005	Actual Change	% Change
Loans Receivable, net	$664,403	$555,036	$109,367	19.7%
Allowance for Loan Loss	10,319	8,517	1,802	21.2%
Total Assets	919,866	733,682	186,184	25.4%
Total Deposits	693,686	597,519	96,167	16.1%

	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
Income Statement	2006	2005	2006	2005
Net Income	$2,275	$2,366	$9,202	$7,482
Annualized Return on Assets	1.00%	1.28%	1.13%	1.11%
Annualized Return on Equity	11.8%	16.4%	12.9%	14.8%
Earnings Per Share	$0.31	$0.35	$1.26	$1.16
Diluted Earnings Per Share	$0.29	$0.33	$1.18	$1.07
Financial Summary:
Net income for the year ended December 31, 2006 totaled $9.2 million, an improvement of 23.0% over the same period in 2005. Net income for the fourth quarter of 2006 totaled $2.3 million, a decrease of 3.8% over the same quarter of 2005. Return on average assets for the year ended December 31, 2006 increased to 1.13% compared to 1.11% for the same period one year ago. Return on average equity for the year ended December 31, 2006 decreased to 12.9% compared to 14.8% for the same period one year ago. Return on average assets and return on average equity for the three months ended December 31, 2006 decreased to 1.00% and 11.8% compared to 1.28% and 16.4% for the same period one year ago. Continued strong organic growth and margin improvement created record revenue results during the periods above, as both net interest income and non-interest income increased for the fourth quarter and year ended December 31, 2006. These results were offset, particularly in the 4th quarter, by higher operating expenses primarily associated with new market entry, regulatory compliance costs, and technology improvement. Additional equity raised in a capital offering at the end of 2005 also contributed to the decrease in return on equity, as the company continued to deploy this additional capital to support its growth.
Net interest income after provision for loan losses rose to $39.9 million for the year ended December 31, 2006, an improvement of $11.2 million, or 39.0% over the same period last year. Key factors in this improvement included consistent growth in earning assets and a strong net interest margin. Earning asset increases resulted primarily from growth in the company’s existing markets, although new branches also generated increased volume in the latter part of the year. Net interest margin increased 65 basis points to 5.66% for the year ended December 31, 2006 compared to 5.01% for the year ended December 31, 2005. The increase resulted from rates on earning assets repricing upwards in a rising interest rate environment more quickly than deposit rates during the first half of the year. Net interest income after provision for loan losses rose to $10.8 million for the quarter ended December 31, 2006, an increase of $1.8 million, or 20.0% compared to the fourth quarter of 2005. Flattening market rates and the inverted yield curve created pressure on the net interest margin during the fourth quarter, resulting in a decrease from 5.70% for the third quarter of 2006 to 5.51% for the fourth quarter of 2006. Still, the net interest margin remains substantially higher than regional and national peer group averages.
The provision for losses on loans decreased $81,000 for the year ended December 31, 2006 compared to the year ended December 31, 2005. The provision for losses on loans increased by $572,000 for the quarter ended December 31, 2006 compared to the quarter ended December 31, 2005 as no provision was taken in the fourth quarter last year. During 2005, the company refined its method of calculating its loan loss allowance, resulting in no provision being taken in the final quarter last year. While the bank continued to experience growth in the bank’s loan portfolio during 2006, strong local economies and excellent credit quality limited the need to add to the loan loss reserve during the year.
Non-interest income for the year ended December 31, 2006 increased 12.6% or $1.2 million over the year ended December 31, 2005, driven largely by volume increases in fees and service charges and other non-interest income. Fees and service charges improved 22.8% or $1.9 million for the year as the bank continued to grow its number of customers, expand cross-selling activities to existing customers and change pricing on certain services. The increase in other income reflected improvement in trust, brokerage and other similar income sources, as well as increases in contract income from the bank’s secured deposit program. The increases in fees, service charges and other non-interest income more than offset the $987 thousand pre-tax loss on the sale of securities that the bank took in May 2006 in restructuring its investment portfolio for higher future income. Driven largely by the same factors as noted above, non-interest income for the quarter ending December 31, 2006 increased $451,000, or 17.3% over the same period in the prior year.
Non-interest expense for the year ended December 31, 2006 increased 35.5%, or $9.4 million compared to the year ended December 31, 2005. The major contributor was personnel expense, which increased $6.5 million, or 42.3% for the year ended December 31, 2006 compared to the prior year. In keeping with its long-term goals, the company exercised a number of opportunities to enter new markets and add quality production staff to position the company for future growth. These growth initiatives resulted in significant increases to both personnel and occupancy expense during the year, but are anticipated to generate additional revenue in future years. In addition, the company bolstered its administrative and audit staff to successfully manage increasing internal control and regulatory compliance requirements. Increased costs related to training, accounting and consulting costs during the company’s first year of compliance with Sarbanes Oxley 404 also contributed significantly to the overall increase, particularly in the latter half of 2006. Non-interest expense for the quarter ended December 31, 2006 increased 28.9%, or $2.3 million compared to the quarter ended December 31, 2005. The same factors that drove the annual increase also spurred the fourth quarter increase, with regulatory compliance and accounting costs being the major contributor. The company will seek to leverage these 2006 investments and improve operating efficiency for future years.
Earnings per share for the year ended December 31, 2006 totaled $1.26, and on a fully diluted basis, $1.18 per share, respectively, compared to earnings per share of $1.16 and fully diluted earnings per share of $1.07 for the same period last year. Earnings per share for the quarter ended December 31, 2006 totaled $0.31, and on a fully diluted basis, $0.29 per share, respectively, compared to earnings per share of $0.35 and fully diluted earnings per share of $0.33 for the same time period last year. Basic and fully diluted earnings per share numbers for the year and quarter ending December 31, 2005 have been adjusted for the 10% common stock dividend that was effective in May 2006. Comparative earnings per share were also impacted by the increase in average shares outstanding in 2006 resulting from the company’s $12 million equity offering completed at the end of 2005.
As of December 31, 2006 assets totaled $919.9 million, an increase of $186.2 million, or 25.4% over assets as of December 31, 2005 and an increase of $37.6 million, or 4.30% over assets as of September 30, 2006. The drop in the growth rate during the fourth quarter primarily reflects seasonal slowdowns in agricultural and real-estate lending. Total deposits grew 16.1%, or $96.2 million over December 31, 2005 to a total of $693.7 million as of December 31, 2006, and net loans receivable increased $109.4 million, or 19.7% over December 31, 2005 to a total of $664.4 million as of December 31, 2006. Growth in the bank’s existing and new markets accounted for the increases in both loans and deposits.
Total non-performing loans were $1.3 million, or 0.19% of net loans as of December 31, 2006, compared to $1.3 million or 0.23% of net loans at December 31, 2005. The non-performing loan balance remained stable, despite the 19.7% increase in net loans receivable during 2006. Net charge-offs to average net loans decreased to 0.06% for the year ended December 31, 2006 compared to 0.10% for the prior year. Net charge-offs decreased by $172,000 from 2005 results.

Total equity increased to $78.1 million, a 21.5% increase over December 31, 2005. The increase in equity resulted from the retention of the bank’s net income and the decrease in the unrealized net loss on the available-for-sale investment portfolio during 2006. Book value per share at December 31, 2006 was $10.58, as compared to $8.88 at December 31, 2005.
Company Activities:
Ground breaking for the construction of our new 16,000 square-foot branch in Spokane Valley, Washington was held on November 2, 2006. The branch is being constructed in a highly visible and accessible location on East Sprague Avenue near the I-90 freeway and is anticipated to open in June 2007. The full service banking facility will house consumer and business banking staff, home loan specialists and administrative staff.
Construction continues on the company’s 94,000 square-foot Financial and Technical Center in Sandpoint, Idaho. IMCB will occupy approximately one-half of the building as it relocates its Sandpoint branch and consolidates administrative offices from several current locations in downtown Sandpoint. The building is anticipated to be an economic and learning center for IMCB employees, customers and community non-profit organizations, with local professional firms occupying part of the space, and the remainder devoted to meeting rooms, state-of-the-art learning facilities, a café and a greenspace atrium.
IMCB also hired a group of strong, seasoned and well-connected bankers in southwest Idaho to establish a new office in east Nampa near the Idaho Center. These bankers are already bringing in new customers to the bank, with the office slated to open in March 2007.
“We continue building on our success as we celebrate our 25th year of operation,” concluded Hecker. “We did much in 2006 to generate additional future growth, while continuing to perform for the shareholders. Our employees are excited to carry forward the tradition of exceptional customer and community service, delivered “Exactly Like No Other Bank.”
Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with nineteen banking locations in three states. Its banking subsidiary, Panhandle State Bank,

offers financial services through offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls, Kellogg and Rathdrum in northern Idaho. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Fruitland and Caldwell as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates in Spokane Valley and downtown Spokane, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates two branches in Twin Falls and one branch in Gooding, Idaho.
All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB’s shares are listed on the OTC Bulletin Board ticker symbol IMCB.OB.
Additional information on Intermountain Community Bancorp, and its internet banking, can be found at www.intermountainbank.com.
This news release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward looking statement may include but are not limited to statements regarding new market entry and other investments and the potential of future revenue, and other statements regarding the Company’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company’s loan portfolio; new branches may not perform as well as we anticipate or on the schedule that we anticipate; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.